Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in Form 10-K (No. 000-50160) of Hechinger Liquidation Trust of our report dated December 21, 2004 relating to the financial statements of Hechinger Liquidation Trust which appear in such Form 10-K.

/s/ Kaiser Scherer & Schlegel, PLLC

McLean, Virginia
December 22, 2004